EXHIBIT 99.7
[ENGLISH TRANSLATION]

Supplementary Property Transfer Agreement

Seller: Shanxi Suo’ang Biological Science and Technology Company Limited	(Party A)
Buyer: Hanzhong Si Xiong Ke Chuang Business Company Limited	(Party B)

According to the status of property transfer of “Hanzhong City International Trade Center Building for the 1st to 3rd floors”, Party A and Party B mutually agreed the followings:

Item 1:
Party A will transfer the title of the properties to Party B when Party B pays the remaining balance of approximately RMB8,200,000 before the date of May 31, 2007.

Item 2:
Party B will pay the remaining balance of approximately RMB8,200,000 before the date of May 31, 2007.

Item 3:
This contract shall be effective after each party’s signature and has the same legal effect with the Property Transfer Agreement.

Item 4:
This contract is in quadruplicate. Party A and party B hold one contract respectively. Each contract has the same legal effect with this contract.

Party A: Shaanxi Suo’ang Biological Science & Technology Co., Ltd.

Signature: /s/ Ren Baowen

Date: March 25, 2007

Party B: Hanzhong Si Xiong Ke Chuang Business Company Limited

Signature: /s/ Yanjun Zhao

Date: March 25, 2007